EXHIBIT 10.3

Verbal Agreement by and between the Company and Paramount Trading Ltd.

As of December 31, 2014, Paramount and Richard Gilbert have advanced and paid expenses for an aggregate amount of $219,806, including $32,809 of accrued interest, on behalf of the Company. There is currently no written agreement in effect with respect to repayment of such fees and expenses, although the Company has agreed to repay such amounts upon the Company entering into a business combination transaction.

The Company has verbally agreed to repay to Paramount Trading Ltd. all amounts that have been or may in the future, from time to time, be advanced to it or any third parties on behalf of the Company on the earliest to occur of any one of the following events (a) a Business Combination, (b) the third anniversary of the date such advance was made and (c) the Company becoming insolvent. “Business Combination” means an acquisition by or of the Company by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of or with an operating business. The Company has verbally agreed that the loans will bear annual interest at 5% and will be due on demand.